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                                                                    Exhibit 23.2

Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 1, 2002, except as to Notes 12 and 26, for which the date is March 22, 2002 relating to the financial statements, which appears in Ethyl Corporation's Annual Report on Form 10-K for the year ended December 31, 2001.

We also consent to the incorporation by reference in this Registration Statement of our report dated June 26, 2002 relating to the financial statements, which appears in the Annual Report of the Savings Plan for the Employees of Ethyl Corporation on Form 11-K for the year ended December 31, 2001.


/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP


Richmond, Virginia
August 20, 2002